EXHIBIT 99.A

News
For Immediate Release

El Paso Corporation Announces Cash Tender Offers for Senior Notes

HOUSTON, TEXAS, July 13, 2011—El Paso Corporation (NYSE: EP) today announced the commencement of cash tender offers to purchase the ten series of its outstanding senior notes listed in the tables below. The specific terms and conditions of the tender offers are described in the Offer to Purchase dated July 13, 2011. The tender offers will expire at 11:59 p.m., New York City time, on August 9, 2011 (such date and time, as it may be extended, the “Expiration Date”).

Title of Notes	CUSIP Number	Principal Amount Outstanding	Tender Offer Consideration(1)	Early Tender Payment(1)	Total Consideration(1)(2)

Any and All Notes:
9.625% Senior Debentures due 2012	190441AP0(3)	$570,000	$1,040.00	$30.00	$1,070.00
9.625% Senior Notes due 2012	28336LAZ2	$27,583,000	$1,040.00	$30.00	$1,070.00
8.250% Senior Notes due 2016	28336LBT5	$67,867,000	$1,110.00	$30.00	$1,140.00
6.950% Senior Debentures due 2028	190441AW5(3)	$896,000	$1,095.00	$30.00	$1,125.00
6.950% Senior Notes due 2028	28336LBD0	$173,534,000	$1,095.00	$30.00	$1,125.00
7.420% Senior Debentures due 2037	190441AT2(3)	$236,000	$1,140.00	$30.00	$1,170.00
7.420% Senior Notes due 2037	28336LBH1	$160,218,000	$1,140.00	$30.00	$1,170.00

Title of Notes	CUSIP Number	Principal Amount Outstanding	Early Tender Payment(1)	Total Consideration (Acceptable Bid Price Range)(1)(2)

Dutch Auction Notes:
6.875% Senior Notes due 2014	28336LBM0	$375,000,000	$30.00	$1,115.00 - $1,145.00
7.000% Senior Notes due 2017	28336LBQ1	$900,000,000	$30.00	$1,135.00 - $1,165.00
7.250% Senior Notes due 2018	28336LBR9	$575,000,000	$30.00	$1,135.00 - $1,165.00
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(1) (2) (3)
Per $1,000 principal amount of Notes tendered and accepted for purchase.
Includes the Early Tender Payment.
Originally issued at The Coastal Corporation and were exchanged for El Paso Corporation Notes in December 2005.  Amounts outstanding for these Debentures are small positions which were not exchanged in that exchange offer and were assumed by the Company on December 31, 2005.

Upon the terms and subject to the conditions described in the Offer to Purchase, El Paso is offering to purchase for cash:

●	Any and all of the seven series of notes identified as Any and All Notes in the table above for the consideration indicated in the table; and
●	The three series of notes identified as Dutch Auction Notes in the table above with the price determined pursuant to the Dutch Auction process described below.

Dutch Auction Tender Offers

El Paso is offering to purchase the Dutch Auction Notes such that the aggregate amount of the consideration (excluding Accrued Interest and fees and expenses) paid for the Dutch Auction Notes tendered is equal to $750,000,000 less the aggregate amount of the consideration (excluding Accrued Interest and fees and expenses) paid for the Any and All Notes tendered and accepted for purchase (the “Maximum Dutch Auction Tender Offer Amount”). El Paso reserves the right to increase the Maximum Dutch Auction Tender Offer Amount, without extending withdrawal rights, subject to compliance with applicable law.

The Total Consideration payable to Holders who validly tender and do not validly withdraw their Dutch Auction Notes on or prior to the Early Tender Date will be determined based on a formula consisting of a "base price" per $1,000 principal amount of Dutch Auction Notes, plus a "clearing premium" to be determined pursuant to the modified "Dutch Auction." Holders validly tendering their Dutch Auction Notes after the Early Tender Date and on or prior to the Expiration Date will only be eligible to receive the Tender Offer Consideration for their Dutch Auction Notes, which is equal to the Total Consideration for such Dutch Auction Notes less the Early Tender Payment.

The clearing premium will be determined by consideration of the "bid price" specified by each Holder that tenders Dutch Auction Notes into the applicable Dutch Auction Tender Offer, which represents the minimum Total Consideration such Holder is willing to receive for those Dutch Auction Notes. The bid price each Holder specifies with respect to a particular series of Dutch Auction Notes must be within the following ranges:

Series of Notes	Base Price	Maximum Bid Price
6.875% Senior Notes due June 15, 2014	$1,115.00	$1,145.00
7.000% Senior Notes due June 15, 2017	$1,135.00	$1,165.00
7.250% Senior Notes due June 1, 2018	$1,135.00	$1,165.00

With respect to each Dutch Auction Tender Offer, the "clearing premium" will be determined by consideration of the "bid premiums" (equal to the excess of each “bid price” over its respective Base Price) of all validly tendered (and not withdrawn) Dutch Auction Notes in order of lowest to highest bid premiums. The clearing premium will be:

●
The lowest single premium such that for all tenders of Dutch Auction Notes whose bid price results in a bid premium equal to or less than this single lowest premium we will be able to spend the Maximum Dutch Auction Tender Offer Amount; or

●
In the event that the number of Dutch Auction Notes that are tendered would result in El Paso spending less than the Maximum Dutch Auction Tender Offer Amount, the highest Bid Premium with respect to any Dutch Auction Notes validly tendered (and not withdrawn).

With respect to each Dutch Auction Tender Offer, if the aggregate amount of Dutch Auction Notes validly tendered (and not withdrawn) at or above the clearing premium would cause El Paso to spend more than the Maximum Dutch Auction Tender Offer Amount, then, subject to the terms and conditions of the Dutch Auction Tender Offers, El Paso will accept for purchase, first, all Dutch Auction Notes validly tendered (and not withdrawn) at a bid premium less than the applicable clearing premium, and thereafter, Dutch Auction Notes validly tendered (and not withdrawn) with a bid premium equal to the applicable clearing premium on a prorated basis.

General

Holders of Notes that are validly tendered and not validly withdrawn on or prior to 5:00 p.m., New York City time, on July 26, 2011 (such time, as it may be extended, the “Early Tender Date”) and that El Paso accepts for purchase will receive the applicable total consideration as specified in the table above (the “Total Consideration”), which includes the applicable early tender payment as specified in the table above (the “Early Tender Payment”). Holders of Notes that are validly tendered after the Early Tender Date but on or prior to the Expiration Date and that El Paso accepts for purchase will receive only the applicable Tender Offer Consideration. The applicable Tender Offer Consideration is equal to the applicable Total Consideration minus the applicable Early Tender Payment.

Holders who tender Notes on or prior to 5:00 p.m., New York City time, on July 26, 2011 (such date and time, as it may be extended, the “Withdrawal Deadline”) may withdraw such tendered Notes at any time on or prior to the Withdrawal Deadline. Following the Withdrawal Deadline, Holders who have tendered their Notes (whether before, on or after the Withdrawal Deadline) may not withdraw such Notes, unless El Paso is required to extend withdrawal rights under applicable law.

Payments for any Notes purchased by El Paso will include accrued and unpaid interest from and including the last interest payment date up to, but not including, the applicable settlement date.

El Paso may, at its option, accept for payment Any and All Notes validly tendered and not validly withdrawn on or prior to the Early Tender Date at any time after the Early Tender Date and prior to the Expiration Date (an “Early Acceptance Date”). If El Paso elects to have an Early Acceptance Date, the Early Acceptance Date may be as early as July 27, 2011, the first business day after the Early Tender Date. In such event, El Paso expects to purchase the Any and All Notes tendered on or prior to the Early Tender Date at a time promptly following early acceptance.

Payment of the applicable Tender Offer Consideration (and for Notes validly tendered on or prior to the Early Tender Date, the applicable Early Tender Payment) with respect to Notes that are validly tendered on or prior to the Expiration Date and are accepted for purchase (and not already purchased pursuant to early acceptance) will be made on the final settlement date, which is expected to be on August 10, 2011, the first business day following the Expiration Date.

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The complete terms and conditions of each tender offer is set forth in the Offer to Purchase and a Letter of Transmittal, along with any amendments and supplements thereto, which Holders are urged to read carefully before making any decision with respect to the tender offers. Copies of the Offer to Purchase and the Letter of Transmittal may be obtained from Global Bondholder Services Corporation, the depositary and information agent for the tender offers, at (212) 430-3774 (banks and brokers) or (866) 952-2200 (all others). Questions regarding the tender offers also may be directed to the dealer managers for the Tender Offers, Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect) or Deutsche Bank Securities Inc. at (855) 287-1922 (toll-free) or (212) 250-7527 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. El Paso is making the tender offers only by, and pursuant to the terms of, the Offer to Purchase and a Letter of Transmittal. The tender offers are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of El Paso, the depositary and information agent, the dealer managers or the trustee with respect to the Any and All Notes and the Dutch Auction Notes, or any of El Paso’s or their respective affiliates, makes any recommendation as to whether Holders should tender or refrain from tendering, all or any portion of their Notes in response to the applicable tender offer.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America's largest interstate natural gas pipeline system, one of North America's largest independent oil and natural gas producers and an emerging midstream business.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, unfavorable market conditions, and our ability to successfully complete the tender offers. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Media Relations
Bruce Connery, Vice President
(713) 420-5855

Media Relations
Bill Baerg, Manager
(713) 420-2906